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[LOGO] Industry Canada      Industrie Canada





CERTIFICATE
OF CONTINUANCE

CANADA BUSINESS
CORPORATIONS ACT

OPTIMA PETROLEUM CORPORATION

______________________________________________
Name of corporation-Denomination de la societe


I hereby certify that the above-named corporation was continued under section 187 of the Canada Business Corporations Act, as set out in the attached articles of continuance.


/s/
Director - Directeur


CERTIFICAT
DE PROROGATION

LOI REGISSANT LES SOCIETES
PAR ACTIONS DE REGIME FEDERAL


304257-0

_______________________________________
Corporation number-Numero de la societe

Je certifie que la societe susmentionnee a ete prorogee en vertu de l'article 187 de la Loi regissant les societes par actions de regime federal, tel qu'il est indique dans les clauses de prorogation ci-jointes.

JUNE 14, 1994/LE 14 JUIN 1994

Date of Continuance - Date de la prorogation

Canada